Contact:	Jeffrey M. Armstrong
President and CEO
734 414-6100

PERCEPTRON ANNOUNCES NEW MEMBER OF THE BOARD OF DIRECTORS

Plymouth, Michigan, January 27, 2014 – Perceptron, Inc. (NASDAQ: PRCP) today announced that C. Richard Neely, Jr., age 59, was appointed as a member of the Company’s Board of Directors and as a member and Chairman of the Board’s Audit Committee.

W. Richard Marz, Chairman of the Board of Perceptron, commented, “We are thrilled to have someone of Mr. Neely’s caliber join our Board of Directors. His more than 30 years of financial and operations management experience with leading high-tech companies will be a valuable asset to us. He brings a new dimension to an already strong Board of Directors.”

A semiconductor industry veteran, Mr. Neely currently serves as Senior Vice President and Chief Financial Officer of Intermolecular, Inc., a publicly traded intellectual property development and services company. Prior to Intermolecular, Mr. Neely was Executive Vice President and CFO of Tessera Technologies, Inc., a publicly traded semiconductor intellectual property provider. Before that, he was CFO and Vice President of Supply Chain at Livescribe, a developer of smart pens and innovative digital writing products. Mr. Neely also served as CFO at Monolithic Power Systems, a fabless semiconductor company specializing in high-performance analog integrated circuits, and CFO at NuCORE Technology, a fabless semiconductor company that made digital image processors. Earlier in his career, he held a variety of senior financial management positions at Synopsys and Advanced Micro Devices.

Mr. Neely holds a bachelor’s degree in economics from Whitman College, and an MBA from the University of Chicago. He served on the board of Aviza Technology, a semiconductor equipment supplier, for several years as chairman of the Audit Committee.

About Perceptron®

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times, and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, and India. For more information, please visit www.perceptron.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700